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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment No.2)*

                        PZENA INVESTMENT MANAGEMENT INC
             -----------------------------------------------------
                                (Name of Issuer)

                            Common Stock - Class A
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   74731Q103
             -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.74731Q103                      13G                    Page 2 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. #36-3145972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            1,635,541
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            1,843,999
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       1,843,999
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       30.2%**
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------
** Class A common stock entitles the holder to one (1) vote per share; Class B common stock currently entitles the holder to five (5) votes per share as per the Issuers Amended and Restated Certificate of Incorporation, filed as Exhibit
3.1 to the Issuers Form 10Q with the SEC on December 5, 2007. Morgan Stanley indirectly beneficially owns, and may be deemed to beneficially own, 30.2% of Class A common stock as of December 31, 2007, representing 0.62% of the combined voting power of the Issuer. Morgan Stanley Investment Management, Inc. beneficially owns 23.5% of Class A common stock as of December 31, 2007, representing 0.49% of the combined voting power of the Issuer. Morgan Stanley Investment Advisors, Inc. beneficially owns 5.0% of Class A common stock as of December 31, 2007, representing 0.10% of the combined voting power of the Issuer.

CUSIP No.74731Q103                     13G                     Page 3 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley Investment Management Inc.
       I.R.S.  #13-3040307
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            1,327,224
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            1,437,041
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       1,437,041
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       23.5%**
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, CO
--------------------------------------------------------------------------------
** Class A common stock entitles the holder to one (1) vote per share; Class B common stock currently entitles the holder to five (5) votes per share as per the Issuers Amended and Restated Certificate of Incorporation, filed as Exhibit
3.1 to the Issuers Form 10Q with the SEC on December 5, 2007. Morgan Stanley indirectly beneficially owns, and may be deemed to beneficially own, 30.2% of Class A common stock as of December 31, 2007, representing 0.62% of the combined voting power of the Issuer. Morgan Stanley Investment Management, Inc. beneficially owns 23.5% of Class A common stock as of December 31, 2007, representing 0.49% of the combined voting power of the Issuer. Morgan Stanley Investment Advisors, Inc. beneficially owns 5.0% of Class A common stock as of December 31, 2007, representing 0.10% of the combined voting power of the Issuer.

CUSIP No.74731Q103                     13G                     Page 4 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley Investment Advisors Inc
       I.R.S.  #23-3060887
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            308,317
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            308,317
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       308,317
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       5.0%**
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, CO
--------------------------------------------------------------------------------
** Class A common stock entitles the holder to one (1) vote per share; Class B common stock currently entitles the holder to five (5) votes per share as per the Issuers Amended and Restated Certificate of Incorporation, filed as Exhibit
3.1 to the Issuers Form 10Q with the SEC on December 5, 2007. Morgan Stanley indirectly beneficially owns, and may be deemed to beneficially own, 30.2% of Class A common stock as of December 31, 2007, representing 0.62% of the combined voting power of the Issuer. Morgan Stanley Investment Management, Inc. beneficially owns 23.5% of Class A common stock as of December 31, 2007, representing 0.49% of the combined voting power of the Issuer. Morgan Stanley Investment Advisors, Inc. beneficially owns 5.0% of Class A common stock as of December 31, 2007, representing 0.10% of the combined voting power of the Issuer.

CUSIP No.74731Q103                    13G                      Page 5 of 9 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  PZENA INVESTMENT MANAGEMENT INC
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  120 WEST 45TH STREET
                  NEW YORK, NY 10036
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  (1) Morgan Stanley
                  (2) Morgan Stanley Investment Management Inc.
                  (3) Morgan Stanley Investment Advisors Inc
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 1585 Broadway
                      New York, NY 10036
                  (2) 522 Fifth Avenue
                      New York, NY 10036
                  (3) 522 Fifth Avenue
                      New York, NY 10036
                  --------------------------------------------------------------
            (c)   Citizenship:

                  (1) The state of organization is Delaware.
                  (2) The state of organization is Delaware.
                  (3) The state of organization is Delaware.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock - Class A
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  74731Q103
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [x] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
                     Morgan Stanley Investment Management Inc.
                     Morgan Stanley Investment Advisors Inc

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [x] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
                     Morgan Stanley

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 13d-1(b)(1)(ii)(J).

CUSIP No.74731Q103                   13-G                      Page 6 of 9 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of December 31, 2007.***

           (a) Amount beneficially owned:
           See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           See Exhibit 99.2

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


***In Accordance with the Securities and Exchange Commission Release No.34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively,"MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

CUSIP No.74731Q103                   13-G                      Page 7 of 9 Pages
--------------------------------------------------------------------------------

                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 14, 2008

Signature:  /s/ Dennine Bullard
            --------------------------------------------------------------------

Name/Title: Dennine BUllard/Executive Director, Morgan Stanley & Co.
                            Incorporated
            --------------------------------------------------------------------
            MORGAN STANLEY


Date:       February 14, 2008

Signature:  /s/ Mary Ann Picciotto
            --------------------------------------------------------------------

Name/Title: Mary Ann Picciotto/Chief Compliance Officer, Morgan Stanley
                                Investment Management Inc.
            --------------------------------------------------------------------
            MORGAN STANLEY INVESTMENT MANAGEMENT INC.


Date:       February 14, 2008

Signature:  /s/ Mary Ann Picciotto
            --------------------------------------------------------------------

Name/Title: Mary Ann Picciotto/Chief Compliance Officer, Morgan Stanley
                                Investment Advisors Inc
            --------------------------------------------------------------------
            MORGAN STANLEY INVESTMENTS ADVISORS INC



EXHIBIT NO.                         EXHIBITS                                PAGE
-----------                        ----------                               ----

   99.1                       Joint Filing Agreement                          8

   99.2                       Item 7 Information                              9


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.74731Q103                   13-G                      Page 8 of 9 Pages
--------------------------------------------------------------------------------

                       EXHIBIT NO. 99.1 TO SCHEDULE 13G
                            JOINT FILING AGREEMENT
              ---------------------------------------------------


                               February 14, 2008
              ---------------------------------------------------


              MORGAN STANLEY, MORGAN STANLEY INVESTMENT MANAGEMENT INC.

              and MORGAN STANLEY INVESTMENTS ADVISORS INC, hereby agree that,

              unless differentiated, this Schedule 13G is filed on behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Dennine Bullard
           ---------------------------------------------------------------------
           Dennine Bullard/Executive Director, Morgan Stanley & Co. Incorporated

           MORGAN STANLEY INVESTMENT MANAGEMENT INC.

           BY: /s/ Mary Ann Picciotto
           ---------------------------------------------------------------------
           Mary Ann Picciotto/Chief Compliance Officer, Morgan Stanley
                               Investment Management Inc.

           MORGAN STANLEY INVESTMENTS ADVISORS INC

           BY: /s/ Mary Ann Picciotto
           ---------------------------------------------------------------------
           Mary Ann Picciotto/Chief Compliance Officer, Morgan Stanley
                               Investment Advisors Inc


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.74731Q103                    13-G                     Page 9 of 9 Pages
--------------------------------------------------------------------------------

                                 EXHIBIT NO. 99.2
                                ------------------

                                ITEM 7 INFORMATION


             The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

    Morgan Stanley Investment Management Inc. and Morgan Stanley Investment

    Advisors Inc, investment advisers in accordance with Rule 13d-1(b)(1)(ii)(E)

    as amended.  Morgan Stanley Investment Management Inc. and Morgan Stanley

    Investment Advisors Inc are wholly-owned subsidiaries of Morgan Stanley.